Exhibit 99.1

Unity Bancorp, Inc. 64 Old Highway 22 Clinton, NJ 08809 800 618-BANK www.unitybank.com For Immediate Release: August 1, 2024 News Media & Financial Analyst Contact: George Boyan, EVP & CFO (908) 713-4565 Unity Bancorp Inc. Announces New Share Repurchase Program Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has approved a new Share Repurchase Program. Under this new program, the Company may repurchase up to 500,000 shares, or approximately 5.0% of its outstanding common stock. The timing and amount of any repurchases will depend on a number of factors, including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. James A. Hughes, President and CEO, remarked “We are pleased to announce the approval of our new share repurchase plan. We remain excited about our long-term growth prospects and believe that timely share repurchases enhance shareholder value. Historically, we have executed share repurchases when our shares trade near or below tangible book value per share. As always, we will remain disciplined and regularly assess the utilization of our capital. Moreover, this repurchase plan is a testament to our strong capital position. We are committed to maintaining discipline in our capital management strategies, and will continue to assess macro-economic conditions to guide our decisions.” Since announcing the 2023 Share Repurchase Program on April 27, 2023, the Company has repurchased 315,355 shares and has 184,645 shares remaining to be repurchased on this plan. The 2024 Share Repurchase Plan will commence immediately upon the completion of the 2023 Share Repurchase Plan. Under the 2024 Share Repurchase Program, repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. Except in the case of repurchases under a Rule 10b5-1 trading plan, the volume, nature, price and timing of the repurchases are at the sole discretion of management, dependent on the stock price, market conditions, applicable securities laws including SEC Rule 10b-18, corporate and regulatory requirements, capital and liquidity needs or other factors. The Board of Directors may suspend, discontinue, terminate, modify, cancel or extend the Share Repurchase Program at any time and for any reason.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $2.6 billion in assets and $2.0 billion in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its retail service centers located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK. This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, and the impact of health emergencies or natural disasters on the Bank, its employees and customers, among other factors.